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                                                                     Exhibit 4.3
                         RTI INTERNATIONAL METALS, INC.
                  2002 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


1.       Purposes of the Plan

                  The 2002 Non-Employee Director Stock Option Plan (the "Plan") is intended to encourage ownership of common stock ("Common Stock") of RTI International Metals, Inc. ("RTI") by eligible Non-Employee Directors and to provide increased incentive for such Directors to put forth maximum effort for the success of RTI's business, subject to the terms and conditions hereinafter provided.

2.       Administration of the Plan

                  This Plan shall be administered by the Board of Directors of RTI (the "Administrator"). Subject to the provisions of the Plan, the Administrator is authorized to: (a) construe the Plan and any grants under the Plan ("Option Grants"); (b) determine the number of shares to be covered by Option Grants; (c) determine and modify from time to time the terms and conditions, including restrictions, of any Option Grant and approve the form of written instrument evidencing Option Grants;
         (d) accelerate at any time the exercisability or vesting of all or any portion of any Option Grant and/or include provisions in Option Grants regarding such acceleration; (e) impose limitations on Option Grants; and (f) make such other determinations as may be necessary for the administration of the Plan. The determination of the Administrator on any such matters shall be final, conclusive and binding upon all parties including RTI and the Directors participating in the Plan.

3.       Stock subject to the Plan

                  The aggregate number of shares of Common Stock which may be granted under the Plan shall not exceed 500,000 shares, subject to
         Section 7 of the Plan. Shares to be awarded under this plan shall be made available either from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by RTI, including shares purchased in the open market. Shares related to Option Grants that are forfeited, terminated, cancelled, or expire unexercised shall immediately become available for Option Grants.

4.       Eligibility

                  All Directors of RTI who are not employees of RTI shall participate in the Plan.

5.       Option Grants

                  Option Grants shall provide a right to purchase a specified number of shares of Common Stock at not less than 100% of fair market value on the date of the Grant. Fair market value shall be as reported for stock exchange transactions and determined in accordance with any applicable resolutions or regulations of the Administrator in effect at the relevant time. All options will be non-qualified options. Full payment of the purchase price shall be made in cash or in such other form as the Administrator may approve, including shares of RTI stock valued at the fair market value of the Common Stock on the date of exercising the options.

6.       Transfer

                  No Option Grant may be assigned, pledged or transferred other than (a) by will or by the laws of descent and distribution; (b) to a trust for the benefit of the Director or his or her immediate family; or (c) to a member of the Director's immediate family.


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7.       Adjustments

                  In the event of any change in the outstanding Common Stock of RTI by reason of a stock split, stock dividend, stock combination or reclassification, recapitalization or merger, or similar event, the Administrator may adjust appropriately the number of shares available for or covered by Grants and Common Stock prices related to outstanding Grants and make such other revisions to outstanding Grants as it, in its discretion, deems appropriate.

8.       Amendments

                  The Administrator shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Paragraph 7 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Grant.

9.       Effective and Termination Dates

                  The Plan shall become effective on January 25, 2002, and shall terminate ten years later, subject to earlier termination by the Board pursuant to Paragraph 8.